Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2022, Qualtrics International Inc., or Qualtrics, we, our or us, had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act: our Class A common stock, par value $0.0001 per share.
The following description of our capital stock is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which have been filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and the applicable provisions of the Delaware General Corporation Law, or the DGCL. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth below you should refer to our amended and restated certificate of incorporation, our amended and restated bylaws and the DGCL for more information.
General
Under our amended and restated certificate of incorporation, our authorized capital stock consists of 3,100,000,000 shares of capital stock, par value $0.0001 per share, of which:
•2,000,000,000 shares are designated as Class A common stock;
•1,000,000,000 shares are designated as Class B common stock; and
•100,000,000 shares of undesignated preferred stock.
Class A Common Stock and Class B Common Stock
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Class A common stock and Class B common stock are entitled to receive dividends, out of assets legally available, sharing equally in all such dividends on a per share basis, at the times and in the amounts that our board of directors may determine from time to time.
Voting Rights
Except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by our stockholders and except with respect to the conversion, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this prospectus, the holders of Class A common stock and Class B common stock have identical rights. Subject to any rights of any series of preferred stock to elect directors, the holders of our Class A common stock and the holders of our Class B common stock, voting together as a single class, are entitled to elect all directors to our board of directors. In the event that the rights of any series of preferred stock would preclude the holders of our Class A common stock and the holders of our Class B common stock, voting together as a single class, from electing at least one director, the board of directors will increase the number of directors prior to the issuance of that preferred stock to the extent necessary to allow these stockholders to elect at least one director.
Delaware law would require either holders of our Class A common stock or Class B common stock to vote separately as a single class if a proposed amendment to our amended and restated certificate of incorporation would (i) increase or decrease the par value of such class or (ii) alter or change the powers, preferences, or special rights of such class in a manner that affected its holders adversely. Our amended and restated certificate of incorporation provides that the number of authorized shares of our Class A common stock, Class B common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the common stock and that no vote of the holders of our Class A common stock, Class B common stock or preferred stock voting separately as a class will be required therefor.
Generally, all other matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.

No Preemptive or Similar Rights
Our Class A common stock and Class B common stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock described below.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding-up, the holders of our Class A common stock and Class B common stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.
Conversion
If all or any portion of our Class B common stock is distributed in a transaction that is intended to be tax-free for U.S. federal income tax purposes, or a Distribution, shares of our Class B common stock will no longer be convertible into shares of Class A common stock. Prior to any Distribution, all shares of Class B common stock will automatically be converted into shares of Class A common stock upon the transfer of such shares of Class B common stock by SAP America, Inc., a wholly owned subsidiary of SAP SE, together with its consolidated subsidiaries other than us, SAP, and our controlling stockholder, to any party that is not beneficially owned by SAP. If a Distribution has not occurred, each share of Class B common stock will also automatically convert into a share of Class A common stock at such time as the number of shares of common stock owned by SAP falls below 20% of the outstanding shares of our common stock. All conversions will be effected on a share-for-share basis.
Fully Paid and Non-Assessable
All of the outstanding shares of our Class A and Class B common stock are fully paid and non-assessable.
Approval Rights of Holders of Class B Common Stock
In addition to any other vote required by law or by our amended and restated certificate of incorporation, until the first date on which SAP ceases to beneficially own 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of SAP as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize us to:
•adopt or implement any stockholder rights plan or similar takeover defense measure;
•consolidate or merge with or into any other entity;
•permit any of our subsidiaries to consolidate or merge with or into any other entity, with certain exceptions;
•acquire the stock or assets of another entity for consideration in excess of $100 million except in connection with acquisitions of securities pursuant to portfolio investment decisions in the ordinary course of business to which the company and one of more of our wholly owned subsidiaries are the only parties;
•issue any stock or other equity securities except to our subsidiaries or pursuant to this offering or to our employee benefit plans;
•conduct any business other than the business of enterprise software and related businesses;
•create, incur, assume or permit to exist any indebtedness or guarantee any indebtedness in excess of $100 million;
•make any loan to, or purchase any debt securities of, any person in excess of $50 million;
•take any actions to dissolve, liquidate or wind-up our company;
•declare dividends on our stock;
•redeem, purchase or otherwise acquire or retire for value any equity securities of the company except repurchases from employees, officers, directors or other service providers upon termination of employment or through the exercise of any right of first refusal;
•enter into any joint venture or any exclusive or exclusionary arrangement with a third party; and
•amend, terminate or adopt any provision inconsistent with certain provisions of our amended and restated certificate of incorporation or amended and restated bylaws.

Preferred Stock
Our board of directors is authorized, subject to the approval of our Class B stockholders and subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A common stock. The issuance of preferred stock could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A and Class B common stock. We have no current plan to issue any shares of preferred stock.
Registration Rights
We are party to a stockholders’ agreement with SAP, Q II, LLC, or Q II, and Silver Lake Technology Management, LLC, or Silver Lake, which, among other things, provides for specified registration and other rights relating to the shares of our Class A common stock and Class B common stock owned by SAP, Q II and Silver Lake.
Pursuant to the terms of an Agreement and Plan of Reorganization and Merger, or the Merger Agreement, dated July 29, 2021, as amended, entered into in connection with the acquisition of Clarabridge, Inc., or Clarabridge, a customer experience management software company headquartered in Reston, Virginia, referred to as the Acquisition, we registered certain shares of our Class A common stock issued in connection with the Acquisition, or the Registered Acquisition Shares, for resale on a registration statement that was declared effective on October 12, 2021, and agreed to maintain effectiveness for 12 months from such closing, or such earlier time as all of such Registered Acquisition Shares have been sold or are no longer outstanding.
Anti-Takeover Provisions
The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•the transaction was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder, and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, as well as changes in our board of directors or management team, including the following:
Board of Directors; Vacancies. Our board of directors shall consist of not less than five directors, with the exact number to be determined by the board of directors.
Any director may be removed from office at any time, without cause, by the affirmative vote of the holders of our common stock representing at least a majority of the votes entitled to be cast on the election of such director.
Any vacancy on the board of directors that results from an increase in the number of directors may be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors may be filled only by a majority of directors then in office, even if less than a quorum, or by a sole remaining director. However, until SAP ceases to be the beneficial owner of shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any vacancy caused by the removal of a director by our stockholders may be filled only by our stockholders.
This makes it more difficult to change the composition of our board of directors and promotes continuity of management.
Dual-Class Common Stock. Our amended and restated certificate of incorporation provides for a dual-class common stock structure pursuant to which holders of our Class B common stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice.
To be in proper written form, a stockholder’s notice must set forth as to each matter of business the stockholder intends to bring before our annual meeting of stockholders: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the company’s books, of the stockholder proposing such business and any controlling stockholder or beneficial owner of stockholder’s shares, or a Stockholder Associated Person, (3) the class and number of our shares that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to our securities, and a description of any other agreement, arrangement or understanding the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to our securities, (5) any material interest of the stockholder or a Stockholder Associated Person in such business, and (6) a statement whether either such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the voting power of our voting shares required under applicable law to carry the proposal. In addition, to be in proper written form, a stockholder’s notice must be supplemented not later than ten days following the record date for the determination of stockholders entitled to notice of the meeting to disclose the information contained in clauses (3) and (4) above as of the record date.
To be in proper written form, a stockholder’s notice, as it relates to director nominations at annual meetings, must set forth: as to each nominee whom the stockholder proposes to nominate for election or re-election as a director: (1) the name, age, business address, and residence address of the nominee, (2) the principal occupation or employment of the nominee, (3) the information required to be provided pursuant to clauses (3) and (4) of the prior paragraph with respect to the nominee, (4) a description of all arrangements or understandings between or among any of the stockholder, each nominee, and/or any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or relating to the nominee’s potential service on the board of directors, (5) a written statement executed by the nominee acknowledging that, as a director of the company, the nominee will owe a fiduciary duty under Delaware law with respect to the company and its stockholders, and (6) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). In addition, to be in proper written form, a stockholder’s notice must (i) provide, with respect to such stockholder, the information required to be provided pursuant to clauses (2) through (5) in the prior paragraph, and be supplemented not later than ten days following the record date for the determination of stockholders entitled to notice of the meeting to disclose the information contained in clauses (3) and (4) in the prior paragraph as of the record date (except that the references to “business” in such clauses shall instead refer to nominations of directors) and (ii) a statement whether either such stockholder will deliver a proxy statement and form of proxy to holders at least the percentage of the company’s voting shares reasonably believed by such stockholder to be necessary to elect such nominee(s).
These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that until such time as SAP ceases to hold shares representing at least a majority of votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, so long as written consent is obtained from the holders of the minimum number of votes that would have been required to authorize or take action if such a meeting were held. From and after such time as SAP ceases to hold shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.
Except as otherwise required by law, special meetings of our stockholders for any purpose or purposes may only be called by (1) our Executive Chair or Chief Executive Officer, (2) a majority of directors then in office, or (3) SAP, so long as SAP is the beneficial owner of at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class. No business other than that stated in the notice of a special meeting may be transacted at such special meetings. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Amendment of Charter Provisions. Subject to the rights of holders of our Class B common stock to withhold their consent to the amendment of the provisions of our amended and restated certificate of incorporation relating to corporate opportunities and conflicts of interest between our company and SAP, certain provisions of our amended and restated certificate of incorporation, including those relating to corporate opportunities and conflicts of interest between us and SAP, the consent of SAP as the holder of our Class B common stock, our amended and restated bylaws, our board of directors and the indemnification of our directors and officers, may be amended by the affirmative vote of at least 80% of the votes entitled to be cast thereon. All other provisions of our amended and restated certificate of incorporation may be amended by the affirmative vote of a majority of the votes entitled to be cast thereon.
The board of directors may from time to time make, amend, supplement or repeal our amended and restated bylaws upon the vote of a majority of the board of directors. Once SAP ceases to own shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, our amended and restated certificate of incorporation provides that the sections of our amended and restated bylaws related to the removal of directors and the required advance notice related to stockholder proposals and nomination of directors by shareholders may only be amended by the affirmative vote of shares representing at least 80% of the votes entitled to be cast by the outstanding common stock, voting as a single class, subject to any voting rights granted to any holders of any preferred stock.
Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
The foregoing provisions make it more difficult for our existing stockholders, other than holders of our Class B common stock, to replace our board of directors, as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders, other than the holders of our Class B common stock, or another party to effect a change in management.
These provisions, including the dual-class structure of our common stock, are intended to preserve SAP’s control after completion of our initial public offering, facilitate our continued product innovation and the risk-taking that it requires, permit us to continue to prioritize our long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.
Choice of Forums. Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees or our stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provisions of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to this provision. Our amended and restated bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act; provided, however, that our stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Provisions of Our Amended and Restated Certificate of Incorporation Relating to Related Person Transactions and Corporate Opportunities
In order to address potential conflicts of interest between us and SAP with respect to corporate opportunities that are otherwise permitted to be undertaken by us, our amended and restated certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve SAP and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with SAP. In general, these provisions recognize that we and SAP may engage in the same or similar business activities and lines of business, may have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other, including officers and directors of SAP serving as our directors.
Our amended and restated certificate of incorporation provides that SAP has the right to, and has no duty to refrain from:
•engaging in the same or similar business activities or lines of business as us;
•doing business with any of our clients or customers; or
•employing or otherwise engaging any of our officers or employees.
Our amended and restated certificate of incorporation provides that if SAP acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and SAP, SAP will have no duty to communicate or present such corporate opportunity to us and we will, to the fullest extent permitted by law, renounce any interest or expectancy in any such opportunity and waive any claim that such corporate opportunity be presented to us. SAP will have satisfied its fiduciary duty with respect to such a corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that SAP acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.
If one of our directors or officers who is also a director or officer of SAP learns of a potential transaction or matter that may be a corporate opportunity for both us and SAP, our amended and restated certificate of incorporation provides that the director or officer will have satisfied his or her fiduciary duties to us and our stockholders, will not be liable for breach of fiduciary duties to us and our stockholders with respect to such corporate opportunity, and will be deemed not to have derived an improper personal economic gain from such corporate opportunity if the director or officer acts in good faith in a manner consistent with the following policy:

•where an opportunity is offered to a Qualtrics director (but not an officer) who is also a director or officer of SAP, Qualtrics will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a Qualtrics director;
•where an opportunity is offered to a Qualtrics officer who is also an SAP officer, Qualtrics will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a Qualtrics officer;
•where an opportunity is offered to a Qualtrics officer who is also a director (but not an officer) of SAP, Qualtrics will be entitled to pursue such opportunity unless expressly offered to the individual solely in his or her capacity as an SAP director; and
•where one of our officers or directors, who also serves as a director or officer of SAP, learns of a potential transaction or matter that may be a corporate opportunity for both us and SAP in any manner not addressed in the foregoing descriptions, such director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that SAP pursues or acquires that corporate opportunity for itself.
The foregoing limitation of liability provisions are not intended to be an allocation of corporate opportunities between us and SAP.
For purposes of our amended and restated certificate of incorporation, “corporate opportunities” include business opportunities which we are financially able to undertake, which are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of SAP or its officers or directors will be brought into conflict with our self-interest.
The corporate opportunity provisions in our amended and restated certificate of incorporation will continue in effect until the later of (1) SAP ceasing to beneficially own 20% or more of the outstanding shares of our common stock and (2) the date upon which no Qualtrics officer or director is also an officer or director of SAP. The vote of at least 80% of the votes entitled to be cast will be required to amend, alter, change or repeal the corporate opportunity provisions.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A and Class B common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.
Listing
Our Class A common stock is listed on The Nasdaq Stock Market LLC under the symbol “XM.”